Exhibit 23.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Registration Statement of Wheeler Real Estate Investment Trust, Inc. on Form S-11 (No.333-177262), of our report dated March 6, 2013, with respect to the Statement of Revenues and Certain Operating Expenses of Surrey Plaza for the year ended December 31, 2011 and December 31, 2010, which report appears in the accompanying Current Report on Form 8K/A of Wheeler Real Estate Investment Trust, Inc.

/s/ Cherry Bekaert LLP

Virginia Beach, Virginia

March 6, 2013